EXHIBIT 10.1
BLAIZE HOLDINGS, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (“Executive”) and Blaize Holdings, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).
RECITALS
1.It is possible that the Company could be acquired by another company or experience some other change in control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of certain terminations of employment, including in connection with a Change in Control (as defined herein) of the Company.
2.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
3.The Board believes that it is imperative to provide Executive with certain benefits upon certain terminations of employment, including in connection with a Change in Control. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.
4.Certain capitalized terms used in the Agreement are defined in Section 4 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will have an initial term of four (4) years commencing on the Effective Date. On the fourth (4th) anniversary of the Effective Date, and on each following anniversary of the Effective Date, this Agreement will renew automatically for an additional one (1) year terms, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. Executive’s employment with the Company shall be at-will and Executive’s employment may be unilaterally terminated by either party at any time for any reason, subject to the terms of Section 3 of this Agreement.
3.Severance Benefits.
(a)Termination without Cause or Resignation for Good Reason During Change in Control Period. If during the Change in Control Period (as defined below), the Company terminates Executive’s employment with the Company for a reason other than Cause, due to

Executive’s death or Disability or Executive resigns for Good Reason, then in either case, provided that the Release Requirement set forth in Section 3(c) is met, Executive will receive the following severance benefits from the Company:
(i)Cash Severance.
(1)Base Salary. Executive will receive a lump sum severance payment equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to the Change in Control (or if greater, immediately prior to Executive’s termination of employment), payable within sixty (60) days following the date of Executive’s termination of employment.
(2)Bonus. Executive will receive a lump sum payment equal to a pro rata portion of Executive’s target incentive bonus for the fiscal year in which Executive’s termination of employment occurs, with the pro-rata portion determined by dividing the number of days of employment from the first day of the year to the termination date by three hundred and sixty five (365), payable within sixty (60) days following the date of Executive’s termination of employment.
(ii)Equity. One hundred percent (100%) of the unvested portion of the Executive's then outstanding equity awards (the "Awards") will immediately vest as of the date of such termination.
If, however, the vesting of an Award and/or the amount of the Award is to be determined based, in part or in whole, on the achievement of performance criteria, then the Award will vest as to one hundred percent (100%) of the unvested portion of the Award assuming the performance criteria had been achieved at target levels; provided that the Compensation Committee of the Board may determine at the time of termination to provide for vesting at a higher level, including based on actual performance for the relevant performance period(s).
Any vested and outstanding stock options will remain exercisable, to the extent applicable, following Executive’s termination until the earlier of twelve (12) months after the termination date or the relevant stock option’s expiration date.
(iii) Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the date of termination, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay one hundred percent (100%) of the premiums due for Executive and seventy-five percent (75%) of the premiums due for Executive’s eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage).
(b)Termination without Cause not within Change in Control Period. If the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive’s employment terminates due to Executive’s death or Disability and the termination does not take place during a Change in Control Period, then, provided that the Release Requirement set forth in Section 3(c) is met, Executive will receive the following severance benefits from the Company:

(i)Cash Severance. Executive will receive a lump sum severance payment equal to six (6) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination of employment, payable within sixty (60) days following the date of Executive’s termination of employment.
(ii)Equity. If Executive has been employed for at least twelve (12) months at the time of termination, he or she will receive accelerated vesting for any Awards which otherwise would have vested within twelve (12) months of the termination.
If, however, the vesting of an Award and/or the amount of the Award is to be determined based, in part or in whole, on the achievement of performance criteria, then the Award will vest on a pro-rata basis assuming the performance criteria had been achieved at target levels for the relevant performance period(s), with the pro-rata portion determined by dividing (A) the number of months of employment from the grant date to the termination date by (B) the number of months between the grant date and the next scheduled vesting date, provided that the pro-rata portion will not exceed 100%.
Any vested and outstanding stock options will remain exercisable, to the extent applicable, following Executive’s termination until the earlier of twelve (12) months after the termination date or the relevant stock option’s expiration date.
(iii) Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the date of termination, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under COBRA, the Company will pay to the insurance carrier(s) one hundred percent (100%) of the premiums due for Executive and seventy-five percent (75%) of the premiums due for Executive’s eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage).
(c)Conditions to Receipt of Severance.
(i)Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Sections 3(a) and 3(b) of this Agreement, except in the case of benefits payable on account of death, is subject to Executive signing and not revoking a separation agreement and release of claims in favor of the Company, which will include restrictive covenants, which may include non-disparagement, confidentiality, non-compete and other restrictions (the “Release”), which must become effective and irrevocable no later than the fifty-fifth (55th) day following Executive’s termination of employment (the “Release Requirement”). If the Release Requirement is not timely met, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until and unless the Release actually becomes effective and irrevocable.
(ii)Restrictive Covenant Agreements. Executive’s receipt of any payments or benefits under Sections 3(a) and 3(b) of this Agreement will be subject to Executive continuing to comply with the terms of the Release, any invention, confidentiality, non-compete, or similar agreement executed by Executive in favor of the Company and the provisions of this Agreement.
(d)Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3 of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the

Company otherwise may be entitled to (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.
4.Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:
(a)Cause. “Cause” means (i) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its subsidiaries, (ii) Executive’s material breach of a written agreement between the Executive and the Company or any of its subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (iii) Executive’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by Executive to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iv) Executive’s negligence or willful misconduct in the performance of the Executive’s duties or Executive’s willful or repeated failure or refusal to substantially perform assigned duties; (v) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Executive against the Company or any of its subsidiaries; (vi) any acts, omissions or statements by Executive which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries; or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.
(b)Change in Control. “Change in Control” shall have the meaning set forth in the Blaize Holdings, Inc. 2025 Incentive Award Plan, or any successor equity plan, as amended from time to time.
(c)Change in Control Period. “Change in Control Period” means the period starting three (3) months immediately before a Change in Control and continuing for twelve (12) months immediately following a Change in Control.
(d)Disability. “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(e)Good Reason. “Good Reason” means Executive’s termination of employment due to one or more of the following, without Executive’s express written consent, and provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Executive’s authority, duties, or responsibilities, (ii) a reduction by the Company in Executive’s annualized base pay by more than ten percent (10%) as in effect immediately prior to such reduction, unless a reduction in a similar percentage is made in connection with an across the board reduction in base salaries of the Company’s senior executives; or (iii) the relocation of Executive’s primary place of performing his or her duties as an employee of the Company (whether that is from a Company office or a remote workplace) by more than fifty (50) miles. In order for a termination event to qualify as Good Reason, Executive must have provided written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason”, the Company shall have a period of thirty (30) days to cure after receipt of the written notice, and Executive must resign within thirty (30) days following the expiration of the cure period.

5.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of this Agreement by contract or operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.
7.Taxes.
(a)Withholdings. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(b)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986 as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service" from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to any arrangement between Executive and the Company during the six (6) month period immediately following Executive's separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive's separation from service (or, if earlier, Executive's date of death). If any payment under this Agreement is to be made within a designated period which does not begin and end within one calendar year, Executive does not have a right to designate the calendar year of the payment. Amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.
(c)    Section 280G. If any payment or benefit to be paid or provided to Executive under this Agreement, taken together with any payments or benefits otherwise paid or provided to

Executive by Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Internal Revenue Code of 1986 (the “Code”) without regard to Section 1504(b) of the Code) of which Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to Employee is less than what the net after-tax amount to Executive would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three (3) times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Executive’s base amount, less $1.00. Should such a reduction in payments and benefits be required, then Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of Company’s determination. A net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.
8.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to any employment agreement or offer letter; provided, however, that nothing herein shall supersede or replace any equity award agreements with the Executive.
(e)Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California, unless otherwise required by applicable law. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in El Dorado County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

COMPANY	BLAIZE HOLDINGS, INC.

By: ___________________
Title: _________________

EXECUTIVE	By: ___________________
Name: ________________